UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Invesco QQQ TrustSM, Series 1

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QQQ proxy landing page updates – 10/30/2025 Invesco QQQ ETF reclassification: Proxy vote information | Invesco US If you’re getting calls from our third-party solicitor Sodali. these are not a scam. They are calling on behalf of Invesco QQQ to X facilitate voting on the proxy. Details below. Invest in QQQ Vote to lower fees There’s still time to participate in the proxy approval-the deadline to vote has been postponed to December 4. 2025. As a valued shareholder you can help modernize lnvesco QQQ structure for potential benefits, including an expense ratio reduction of 10%. Are you a QQQ shareholder? Make your voice heard! We’ve seen strong support in favor of the proposals for the lnvesco QQQ reclassification. While we’re close to reaching the needed votes, the meeting has been postponed to December 5, 2025, to allow more time for participation. To vote you’ ll need your control number, which you can find on your proxy card received via mail or email. If you need assistance, our proxy solicitor, Sodali, is ready to help at 800-886-4839 (Monday-Friday, 10:00 AM-11:00 PM; Saturday, 12:00-5:00 PM ET). Once you vote, you won’t receive any more reminders-so act now! Deadline to vote is December 4. Vote Now

My name is [XXXX], and I’m calling on behalf of Invesco QQQ. I apologize for the repeated calls — as you may know, some exciting changes are underway that will benefit shareholders. While the vast majority have already voted in favor, we still need additional participation to meet the requirements to finalize the meeting.

Please contact us at 1-800-886-4839 to record your vote. The call will take less than a minute and will ensure you stop receiving further calls, mailings or emails. No vital information will be requested at the time of call.

Thank you for being part of QQQ.

2 November 2025

INVESCO QQQ SCRIPT

ADJOURNMENT TO DECEMBER 5, 2025

May I please speak with (SHAREHOLDER’S FULL NAME)? (Repeat greeting if necessary)

Thank you so much.

I’m calling on behalf of Invesco QQQ Funds. We apologize for the numerous calls. We appreciate your patience and would like to ask for your assistance. Shareholders have been voting overwhelmingly in favor of the proposals, and we’re only reaching out to ensure we meet the required voting thresholds. The great thing about voting is outreach via calls, mailings and emails will no longer be needed.

The Special Meeting of Shareholders was adjourned to December 5, 2025 in order to give more time to meet the vote required.

Would you like to vote along with Invesco’s recommendation IN FAVOR of the proposals to modernize QQQ, lower fees, and maintain the same investment strategy?

(Pause for response)

If YES:

(Proceed to confirming the vote)

If NO or shareholder hasn’t received materials:

Invesco recommends voting in favor because converting QQQ from a Unit Investment Trust to an Open-End Fund will:

●	Modernize the fund’s structure and operations

●	Provide greater flexibility, including securities lending and dividend reinvestment

●	Reduce the expense ratio from 0.20% to 0.18%, saving shareholders an estimated $70M annually

Invesco believes these changes are in shareholders’ best interests. Would you like to vote with their recommendation?

(Pause for response and address questions)

If still declines:

I understand. Thank you and have a good day.

If unavailable:

We can be reached toll-free at 800-886-4839, Monday to Friday, 10 AM–11 PM Eastern. Thank you and have a good day.

Confirming the vote:

I am recording your vote (recap voting instructions). For confirmation, please state your full name and zip code. (Pause)

Thank you. You will receive written confirmation in 3–5 business days. Please review and retain it. If you have questions, call the toll-free number in the letter. Your vote is important and appreciated. Have a good (morning/afternoon/evening).

November 2, 2025